EQT Corporation Corporate Stock Trading Policy	Exhibit 19 POLICY NO. 2.5 PAGE 1 of 11 Revised: May 2023
SPECIFIC TERMS IN THIS POLICY HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE OF A TYPE THAT EQT CORPORATION TREATS AS CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

POLICY STATEMENT:
This EQT Corporation Corporate Stock Trading Policy (this “Policy”) provides guidance and required standards of conduct and other requirements with respect to EQT Corporation’s commitment to ensuring compliance with all securities laws and regulations (federal law, state law, and foreign law, in each case, where applicable) and applicable listing standards of the New York Stock Exchange, which prohibit individuals from buying or selling the stock or other securities of any publicly traded entity while aware of material nonpublic information about the entity in question. It is also the policy of the Company that the Company will not engage in transactions in Company securities while aware of material nonpublic information relating to the Company or Company securities.

SCOPE:
This Policy applies to all directors, officers, and employees of EQT Corporation and its subsidiaries (collectively, “EQT” or the “Company”). This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy. In addition, EQT may identify other persons from time to time who shall be subject to this Policy, such as contractors or consultants who have access to material nonpublic information.

POLICY DETAILS AND DEFINITIONS:
I.Background
It is generally illegal for any person, either personally or on behalf of others, to trade in securities of a publicly traded entity while aware of material nonpublic information about that entity. A person who communicates (or “tips”) material nonpublic information to another person may also be liable for that person’s trading as if it were his/her own. These types of activities are commonly referred to as “insider trading.” Insider trading prohibitions apply to all securities of an entity – including common stock, preferred stock, partnership interests, certain debt instruments (such as bonds), options to buy or sell securities and certain other derivatives, etc.

Federal securities laws impose considerable civil and criminal penalties on anyone who engages in insider trading. In addition to civil damages of up to three times the profit gained, an individual may be subject to criminal sanctions, including imprisonment of up to 20 years and a criminal fine of up to $5,000,000, for any violation. The U.S. Securities and Exchange Commission (the “SEC”) and courts have significant power to impose penalties for violations of insider trading laws. The SEC, together with the U.S. Department of Justice, pursue insider trading violations vigorously, both from a criminal and civil perspective, and against both individuals and companies.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Both the SEC and the New York Stock Exchange investigate and are very effective at detecting insider trading. Cases have been successfully prosecuted against individuals as a result of trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. It does not matter if a transaction may be necessary or justifiable for independent reasons (such as a need to raise money for an emergency), and there are no exceptions for small or “immaterial” transactions.

II.Definitions
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EQT Corporation Corporate Stock Trading Policy	POLICY NO. 2.5 PAGE 2 of 11 Revised: May 2023

Material Information: Information (positive or negative) about EQT is “material” if it is likely to be considered important by a reasonable investor in deciding whether to buy, sell or hold EQT securities, including common stock of EQT (or, put another way, information which is reasonably likely to affect the price of EQT securities, if publicly disclosed).

Examples of information that may be material include but are not limited to:

•information about financial results or earnings for the quarter or the year
•knowledge of negotiations with respect to possible mergers, acquisitions, dispositions, joint ventures, and other purchases and sales of, or investments in, companies or assets
•financial forecasts
•labor disputes
•public offerings or private sales of debt or equity securities
•information about important production developments and reserve changes
•obtaining or losing important contracts
•major litigation developments or government investigations
•major personnel changes
•changes in the auditors of EQT or a notification from its auditors that EQT may no longer rely on their audit report
•major changes in accounting methods
•changes in dividends or distributions
•major events regarding the securities of EQT
•major financing developments, including debt service or liquidity problems
•splits, calls, redemptions, or repurchases of securities of EQT
•significant cybersecurity incidents, such as a data breach

Nonpublic Information and Effective Disclosure of Nonpublic Information: Information is considered nonpublic unless it has been effectively disclosed to the public. To determine whether information has been effectively disclosed to the public, the following factors must be considered: the substance of the information disclosed; the method of disclosure; and the time period during which information has been available to the public. Examples of effective disclosure include but are not limited to:

•public filings by EQT with the SEC
•broadly disseminated press releases by EQT

Examples of ineffective disclosure include but are not limited to:

•the circulation of rumors, including through e-mail, even if accurate and reported in the media
•selective nonpublic dissemination, for instance disclosure only to institutional investors or to an analyst or a group of analysts1
•partial disclosure (i.e., the failure to disclose any material component of the “inside” information)
1 This also constitutes a violation of the SEC’s prohibition against selective disclosure (Regulation FD).
May 2023

EQT Corporation Corporate Stock Trading Policy	POLICY NO. 2.5 PAGE 3 of 11 Revised: May 2023

Information must not only be publicly disclosed, but there must also be adequate time for the market as a whole to digest the information. Depending upon the circumstances, two (2) Business Days of general availability may be required for information to be considered public. For purposes of this Policy, a “Business Day” is a full trading day at the New York Stock Exchange.

Only specifically designated representatives of EQT may discuss information about EQT with the news media, securities analysts, and investors. Inquiries of this type received by an employee or director should be referred to the General Counsel, the Managing Director of Investor Relations & Strategy, or the Director of Communications, as applicable. See Policy No. 2.9 Corporate Communications.

III.Responsibilities
Each officer and employee shall:

•sign a certification of compliance with this Policy when he or she begins employment; and
•sign an annual certification of compliance with this Policy.

Each person or entity subject to this Policy must:

•exercise caution (for themselves and their immediate family members and controlled entities) when determining whether to trade in EQT securities;
•contact the General Counsel or Deputy General Counsel, Corporate and Securities with any questions about the propriety of trading in EQT securities prior to effecting any trade; and
•promptly notify the General Counsel of each actual, potential, or apparent violation of this Policy – past, present, and future.

Additional Responsibilities for Directors and Section 16 reporting officers

Each member of the Board of Directors of EQT Corporation (a “Director”) and each Section 16 reporting officer is required to comply with both this Policy and the additional requirements set forth in the Addendum for Section 16 Reporting Officers and Directors (the “Addendum”), which requires, among other things, that each covered person pre-clear all trades in, and gifts of, EQT securities. If you are not a Director or a Section 16 reporting officer, the additional requirements set forth in the Addendum do not apply to you.

IV.Activities Prohibited by This Policy
No person or entity subject to this Policy may, directly or indirectly:

A.Engage in any transaction involving EQT securities while he or she is aware of material nonpublic information about EQT except pursuant to a pre-approved and pre-adopted trading plan that complies with SEC Rule 10b5-1(c)2, a “net exercise” of options granted under a long-term
2 Rule 10b5-1(c) provides a defense from insider trading liability if trades occur pursuant to a pre-arranged “trading plan” that meets specified conditions. Under this rule, if you enter into a binding contract, an instruction or a written plan that specifies the amount, price and date on which securities are to be purchased or sold, and if these arrangements are established at a time when you do not possess material nonpublic information and are otherwise compliant with the requirements of the rule, then you may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when you have subsequently learned material nonpublic information. Arrangements under the rule may specify amount, price and date through a formula or may specify trading parameters which another person has discretion to administer, but you must not exercise any subsequent discretion affecting the transactions; and if your broker or any other person exercises discretion in implementing the trades, you must not influence his or her actions and he or she must not possess any material nonpublic information at the time of the trades. Trading plans can
May 2023

EQT Corporation Corporate Stock Trading Policy	POLICY NO. 2.5 PAGE 4 of 11 Revised: May 2023
incentive plan of the Company or the exercise of a stock option by the delivery of a check or previously owned shares (i.e., excluding “cashless” exercises). For the avoidance of doubt, an individual may not do the following while he or she is aware of material nonpublic information:

•buy or sell EQT securities, including any shares of EQT stock that you have received upon the vesting of a restricted share unit (or “RSU”) equity award under the Company’s long-term incentive plan3;
◦this includes buying or selling EQT securities in a brokerage account, in your health savings account, etc.
•elect into or out of the Employee Stock Purchase Plan;
•increase or decrease his or her percentage contribution to the Employee Stock Purchase Plan; or
•dispose of EQT securities via a gift or donation.

For the avoidance of doubt, transactions in mutual or index funds that are invested in EQT securities are not subject to this Policy.

B.Execute any transaction in EQT securities until the second Business Day after the date when such material nonpublic information was publicly disclosed (unless otherwise approved by the General Counsel), if such individual was prohibited from trading in EQT securities under this Policy because he or she was aware of material nonpublic information (for example, if material nonpublic information is disclosed on a Thursday, this Policy prohibits transacting in EQT securities until the opening of the market on the following Monday);

C.Engage in any short sale or hedging transaction involving, or purchase or sell options in, EQT securities. For the avoidance of doubt, prohibited hedging transactions are transactions designed to hedge or offset any change in the market value of EQT securities held, directly or indirectly, by the person or entity covered by this Policy (including incentive and other compensation awards) and include, but are not limited to, the use of financial instruments such as prepaid variable forwards, equity swaps, puts, calls, forwards, collars, exchange funds, and other derivative instruments;

D.Trade in the securities of any other publicly traded entity or discuss, disclose or otherwise “tip” material nonpublic information about such an entity if, in the course of his or her duties for the Company, he or she becomes aware of material nonpublic information about that entity (for instance, that the other entity is for sale or EQT is considering acquiring that entity); or

be established for a single trade or a series of trades. It is important that you properly document the details of a trading plan. Please note that, in addition to the requirements of a trading plan described above, there are a number of additional procedural conditions to Rule 10b5-1(c) that must be satisfied before you can rely on this trading plan. All Rule 10b5-1(c) trading plans (and all amendments) must be pre-approved by the General Counsel or the Deputy General Counsel, Corporate and Securities (or by another attorney in the Company’s Legal Department designated by one of the foregoing). Proposed 10b5-1(c) trading plans must be provided to the Legal department at least five business days prior to the planned date of adoption to allow for adequate time for review and approval of the proposed trading plan.

3 Note that your receipt of shares from EQT upon the vesting of an RSU award that had been previously issued to you (including the exercise of a tax withholding right by the Company pursuant to which the Company withholds shares of stock to satisfy tax withholding requirements) is not covered by this Policy. However, any decision by you to engage in a sale of any shares received from such an RSU award would be a sale that is covered by, and must comply with the requirements under, this Policy.
May 2023

EQT Corporation Corporate Stock Trading Policy	POLICY NO. 2.5 PAGE 5 of 11 Revised: May 2023
E.Engage in trading natural gas contracts for his or her personal account or provide information to others to enable them to profit from trading natural gas contracts. For the avoidance of doubt, natural gas contracts include, but are not limited to, financial instruments such as futures, options, puts, calls, forwards, collars, and other derivative instruments.

Additionally, no executive officer or Director of EQT may pledge (or otherwise allow a lien to be imposed upon) EQT securities, including through the use of a margin account with a broker. For the avoidance of doubt, the holding of securities in a brokerage account that permits margining is not a violation of this Policy as long as the owner of the account does not engage in any transaction that results in a lien upon the EQT securities held in the account.

In addition to the trading and other restrictions above, no person or entity subject to this Policy may:

•discuss4, disclose, or otherwise “tip” material nonpublic information about EQT with or to anyone, including other employees (except as required in the performance of their regular duties), family members, other relatives or business or social acquaintances;
•otherwise seek to gain a personal advantage from material nonpublic information; or
•on the basis of material nonpublic information make recommendations or express opinions as to trading in the securities of EQT.

Except for trades occurring pursuant to: (i) a pre-approved and pre-adopted Rule 10b5-1(c) trading plan; (ii) a “net exercise” of options granted under a long-term incentive plan of the Company; or (iii) the exercise of a stock option by the delivery of a check or previously owned shares, the following persons5 may not engage in any transaction involving EQT securities during the period beginning on the first day of each calendar quarter and ending at the beginning of the second Business Day after the date of the Company’s earnings release applicable to the previous quarter:

•each Director or executive officer of EQT
•the corporate controller of EQT
•the controller and assistant controller of each EQT business segment
•all employees who are members of the corporate accounting department or of the treasury department
•any other person required or requested by the Disclosure Committee of EQT to deliver a certificate as to the accuracy of certain public disclosures under the applicable Disclosure Controls and Procedures Policy
•any other person identified by the Disclosure Committee as being subject to the applicable quarterly earnings blackout

In addition to the earnings blackout period described above, EQT may prohibit individual directors, officers or employees, groups of such persons or all such persons from engaging in any transaction involving EQT securities as a matter of policy (sometimes referred to as a “trading moratorium” or “black out” period) if EQT determines there are pending corporate developments of which such persons are aware that could constitute material nonpublic information. The establishment and termination of a trading moratorium will be commenced by the Legal department and may be communicated, in writing (including through Salesforce), by telephone, by e-mail, by voicemail, or in person.

4 Discussion includes communication in writing or through electronic media, such as e-mail or social networking sites.

5 These individuals also are prohibited from entering into a Rule 10b5-1(c) trading plan during restricted periods.
May 2023

EQT Corporation Corporate Stock Trading Policy	POLICY NO. 2.5 PAGE 6 of 11 Revised: May 2023
Even if at a particular point in time an officer, director, or employee is not expressly prohibited from trading in the securities of EQT by reason of: (i) a trading moratorium (described above), (ii) the quarterly trading moratorium (described above), or (iii) the pre-clearance policy described under the caption “Responsibilities” above, if he or she is aware of material nonpublic information regarding a publicly traded entity, he or she may not trade in the securities of such entity until such time as the information ceases to constitute material nonpublic information.

This Policy continues to apply to transactions in EQT securities even after the covered person’s termination of service to the Company. If an individual is aware of material nonpublic information when his or her service terminates, that individual may not trade in EQT securities until such information has become public or is no longer material.

V.Questions
Questions or concerns regarding this Policy are to be directed to General Counsel, Deputy General Counsel, Corporate and Securities, or utilize the Ethics HelpLine at 1-800-242-3109 or www.eqt.ethicspoint.com.

VI.Policy Violations
Violation of this Policy will result in disciplinary action, up to and including termination. To make a report of a violation of this Policy, or any Company Policy, utilize the Company’s Ethics HelpLine at 1-800-242-3109 or www.eqt.ethicspoint.com.

**See also Policy No. 2.9 Corporate Communications and Policy No. 2.3 Protection of Confidential Information.

May 2023

Addendum for Section 16 Reporting Officers and Directors	POLICY NO. 2.5 PAGE 7 of 11 Revised: May 2023
EQT CORPORATION

Addendum for Section 16 Reporting Officers and Directors

In addition to complying with the requirements and observing the prohibitions of the Policy to which this Addendum for Section 16 Reporting Officers and Directors (this “Addendum”) is attached, each member of the Board of Directors of EQT Corporation (each, a “Director”) and Section 16 reporting officer of EQT Corporation (“EQT”) is responsible for complying with this Addendum.

The Policy and this Addendum should be viewed as applying equally to each “affiliated person” (as defined below) of each Director and Section 16 reporting officer, but because the rules are complex it is important to pre-clear all transactions and work with the General Counsel’s office to ensure compliance with all obligations. Each Director and Section 16 reporting officer is responsible for compliance with the Policy and this Addendum by his or her affiliated persons.

For this purpose, “affiliated person” includes members of each Director’s or Section 16 reporting officer’s immediate family1 sharing his or her household2 and partnerships, corporations, trusts and other entities in which the director or officer has a significant or controlling interest.

Without limiting the scope of the Policy or this Addendum, each Director and Section 16 reporting officer must:

•advise each of his or her affiliated persons of the requirements of the Policy and this Addendum;
•advise all brokers and investment managers (collectively, brokers) with whom he or she and his or her affiliated persons transact business, that he or she is a Director or Section 16 reporting officer of EQT and that his or her transactions in securities of EQT (each a “Covered Security” and, collectively, the “Covered Securities”) are subject to a pre-clearance requirement;
◦Cautionary note regarding brokers with investment discretion: please either ensure that your broker works with you to comply with your pre-clearance requirements or prohibit the purchase and sale of any Covered Security by your broker;
•comply with the pre-clearance requirement set forth below;
•comply with all applicable trading moratoriums;
•comply with pre-approval and information reporting requirements relating to any SEC Rule 10b5-1(c) trading plan; and
•comply with the filing requirements described below.

Section 16 reporting officers and Directors should note that penalties may attach to their transactions in EQT securities which do not apply to other employees of EQT or investors generally.
1 For this purpose, “immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.

2 For this purpose, an individual “shares your household” when the individual is part of your economic unit. Thus, you should assume that transactions by an economically dependent child living at college or elsewhere full-time are transactions by an individual “sharing your household”. Likewise, you should assume that transactions by an economically dependent spouse living apart from you are transactions by an individual “sharing your household”.

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Addendum for Section 16 Reporting Officers and Directors	POLICY NO. 2.5 PAGE 8 of 11 Revised: May 2023
Pre-Clearance of Transactions:

The pre-clearance process applies to transactions by each Director and Section 16 reporting officer of EQT and each affiliated person (collectively, the “covered persons”). Each covered person should refrain from trading in any Covered Security at any time unless he or she first complies with the “pre-clearance” process.

Each covered person must contact the General Counsel’s office before engaging in any of the following transactions:

•purchasing or selling any Covered Security, including exercising options;
•making a voluntary contribution to purchase stock through the EQT Dividend Reinvestment and Stock Purchase Plan;
•changing an investment election or contribution amount with respect to the EQT stock account of the Directors’ Deferred Compensation Plans, the Employee Stock Purchase Plan or the health savings account; or
•making a gift of any Covered Security.

While the General Counsel’s office will make every effort to process transaction requests by a covered person on an expedited basis, it is recommended that notice be given one (1) to two (2) full Business Days (as defined in the Policy) in advance of the desired transaction date.

The person receiving the request from the “insider” will keep a record of all stock trading requests and approvals (which may be kept within Salesforce). Once the transaction is complete, the “insider” must promptly provide the transaction details to one of the three individuals named below.

If a pre-cleared transaction does not occur within two (2) Business Days of pre-clearance, the pre-clearance process must be reinitiated by notifying one of the three individuals named below before proceeding. For reference, the Dividend Reinvestment and Stock Purchase Plan purchases are made on the first Business Day of each month.

While covered persons are permitted to execute transactions under a Rule 10b5-1(c) trading plan, the plan itself must: (a) be pre-approved by the General Counsel’s office; (b) specify the dates, prices and amounts of the contemplated transactions, or establish a formula for determining the dates, prices and amounts; (c) be adopted during a permissive trading window, (d) comply with all additional legal requirements for 10b5-1(c) trading plans applicable to covered persons, and (e) be amended or terminated only with the pre-approval of the General Counsel’s office. Requests for pre-approval of a Rule 10b5-1(c) trading plan should be submitted to the General Counsel’s office at least five business days prior to the proposed date of adoption to afford the Legal department sufficient time for review and approval. Trading pursuant to a pre-approved and pre-adopted Rule 10b5-1(c) trading plan does not exempt an individual from the Section 16, Rule 144, and Section 13 filing requirements; accordingly, the General Counsel’s office should be notified in advance of any such transactions.

Please be advised that pre-clearance of a transaction should not be regarded as investment advice or as a guarantee that no liability will arise. If a covered person becomes aware of material, nonpublic information after receiving pre-clearance for a particular transaction, he or she is required to seek pre-clearance once again.

May 2023

Addendum for Section 16 Reporting Officers and Directors	POLICY NO. 2.5 PAGE 9 of 11 Revised: May 2023
Additional Blackouts:

In addition to the moratoriums described in the Policy, Section 16 reporting officers and Directors of EQT may receive notice from EQT that they are prohibited from trading during certain blackout periods under the Employee Savings Plan3.

Additional Requirements for Directors, Section 16 Reporting Officers and Certain Shareholders:

Section 16: Directors and Section 16 reporting officers of EQT, and beneficial owners of more than 10% of any class of EQT’s securities (collectively, Section 16 Individuals), must also comply with the reporting obligations and the limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended (the Exchange Act).

The practical effect of the short-swing profit prohibition is that Section 16 Individuals who purchase and sell the securities of EQT (including some securities held within EQT plans), or whose affiliated persons do so, within a six-month period must disgorge all profits to EQT, whether or not they had knowledge of any material, nonpublic information. Under these provisions, and so long as certain other criteria are met, the receipt of an option under an EQT incentive plan and the exercise of that option are exempt from the application of short-swing profit liability under Section 16(b); however, the sale of any of the underlying shares will be subject to short-swing profit liability if made within six months of a non-exempt purchase of stock under Section 16. Moreover, no covered person may ever make a short sale of any Covered Security.

Section 16 also requires the filing of various forms (3, 4, or 5) to report the sale and purchase of EQT securities by Section 16 Individuals or their affiliated persons, or the grant or issuance of EQT securities to Section 16 Individuals, within two (2) Business Days of the transaction. As part of the pre-clearance process, the General Counsel’s office will assist Section 16 Individuals in completing and filing the necessary Section 16 forms.

Section 16 Individuals are urged to sign and return to EQT the Limited Power of Attorney provided in connection with their director/executive officer orientation to help promote the timely filing of the necessary forms. Notwithstanding any advice or assistance given to Section 16 Individuals by, or the pre-clearance processes of, EQT, as a matter of law, Section 16 Individuals are personally responsible for the timely filing of all required Section 16 reports and any Section 16(b) short-swing liability.

Rule 144: Rule 144 of the Securities Act of 1933, as amended, applies to the sale of restricted securities (i.e., securities which are not covered under a registration statement) by any person and to the sale of either restricted or unrestricted securities by a director or Section 16 reporting officer or certain of their affiliated persons. Rule 144 imposes limitations on the number of shares a director or Section 16 reporting officer and certain of his or her affiliated persons can sell in any three-month period (generally, the greater of 1% of the outstanding shares of that class of securities or the average weekly trading volume over a specified period) and requires that all sales be made in broker transactions or through market makers.
3 Regulation BTR prohibits most trading by directors and executive officers of a company during certain retirement plan blackout periods that temporarily prevent plan participants from engaging in trading through their plan accounts and for which executive officers and directors will receive notice. Notwithstanding the foregoing, there are certain transactions exempt from the trading prohibition such as purchases or sales of equity securities pursuant to an approved Rule 10b5-1(c) trading plan, and thus any inquiries with respect to transactions in securities of EQT by executive officers and directors during such blackout periods should be directed to the General Counsel’s office.
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Addendum for Section 16 Reporting Officers and Directors	POLICY NO. 2.5 PAGE 10 of 11 Revised: May 2023

Perhaps most importantly for the typical sale transaction, Rule 144 requires that the Section 16 reporting officer or director file with the Securities and Exchange Commission (SEC) a Form 144 for any sale where all sales during any three-month period in reliance upon Rule 144 (a) are for more than 5,000 shares or (b) the sale price of all shares sold are more than $50,000. If requested, EQT will assist with completing and filing the Form 144 as part of the pre-clearance process. More typically, the broker handling the transaction will complete the Form 144. Rule 144 also imposes a six-month holding period in the case of restricted securities (whether issued to directors, Section 16 reporting officers or any other person). Notwithstanding any advice or assistance provided by, or the pre-clearance process of, EQT, as a matter of law, persons subject to Rule 144 are personally responsible for any Rule 144 liability.

Section 13: Beneficial owners of more than 5% of any class of equity securities of EQT (Section 13 Individuals) must comply with the reporting obligations of Section 13 of the Exchange Act. Section 13 requires the filing of certain reports (e.g., Schedules 13D or 13G) with the SEC within ten days after reaching a beneficial ownership level in any class of EQT securities of more than 5%. Subsequent amendment filings must be made if any change occurs in the facts set forth in the previous report, including, for purposes of an amendment to a Schedule 13D, any increase or decrease in the percentage of the class of security owned by such person which is equal to 1% or more. If desired by a director or Section 16 reporting officer, EQT will assist with completing and filing the necessary Section 13 forms. Notwithstanding any advice or assistance provided by, or the pre-clearance processes of, EQT, as a matter of law, persons subject to Section 13 are personally responsible for any Section 13 liability.
May 2023

Addendum for Section 16 Reporting Officers and Directors	POLICY NO. 2.5 PAGE 11 of 11 Revised: May 2023

Inquiries/Resolving Doubts:

Questions as to any of the matters discussed in the Policy or this Addendum should be directed to the General Counsel’s office. Please contact any of:

William E. Jordan	Executive Vice President and General Counsel	[***]
Timothy C. Lulich	Deputy General Counsel, Corporate & Securities	[***]
Patrick O’Malley	Senior Counsel	[***]
May 2023